Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS ACQUIRES ASSETS OF BLOCK GRAPHICS, INC.
Consolidation of Forms Industry into Ennis Continues With Acquisition of Block Graphics’ $35 Million Operation
     Midlothian, Texas — June 7, 2006 — Ennis, Inc. (formerly Ennis Business Forms, Inc.) (the “Company”) (NYSE: EBF) a manufacturer of printed business products & apparel headquartered in Midlothian, Texas has entered into a Letter of Intent (“LOI”) to acquire substantially all of the assets of Block Graphics, Inc. (“Block”). Block is currently owned by an ESOP formed ten years ago to acquire the stock from Bill Block, the original owner.
     The acquisition, when completed, will include the use of the trade name Block Graphics. Ennis expects that many of the Block employees will become part of the Ennis family and continue to provide the same service they have brought to the market for more than 25 years. This is a vital part of the Block business model and will ensure the continuity so vital for the future. This move continues the Ennis strategy of growth through related manufactured products to further service our existing customer base. The acquisition will add additional short-run print products (snaps, continuous forms and cut-sheet forms) as well as the production of envelopes, a new product for Ennis. These products will be sold through the indirect sales (distributorship) marketplace.
     The transaction is expected to be accretive to Ennis’ earnings in the first full year of operations, excluding the impact of transaction related charges. Block had sales of $35 million for the past year ended December 31, 2005.
     Keith Walters, Chairman, President and CEO of Ennis, said, “Today’s announcement is another positive step forward in the continued growth and consolidation of the forms business into Ennis. This acquisition was attractive due to its location, product mix and its fine reputation in the marketplace. The transaction will add to the growth in the forms business that has placed Ennis among the top players in the forms and printed products arena and continue to serve our 40,000 independent distributors and printers who comprise the largest share of the forms marketplace. We expect to maintain much of the culture and elements of the original business model that Bill Block and his management team created and which has served independent distributors on the West coast and Pacific Northwest for years. We are very mindful of the unique nature it has in the marketplace. It is great news for our shareholders, our customers and our employees.”
About Ennis
Ennis (www.ennis.com), Inc. (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment and the Apparel Segment. There are three groups within the Print Segment: the Forms Solutions Group, the Promotional Solutions Group and the Financial Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

This news release contains statements relating to future results of the acquired company including statements (i) that the transaction will be accretive to the combined company’s earnings in the first year of operations, excluding the impact of transaction-related charges, (ii) as well as other anticipated, believed, planned, forecasted, expected, targeted and estimated results and the company’s outlook concerning future results, that are “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.
Factors relating to the transaction and the integration of the business that could cause material differences in the expected results of the acquired company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the success of the organization in leveraging its comprehensive product offering to the acquired customer base as well as the ability of the organization to complete the integration of the acquired company without losing focus on the business. In addition, the ability of the acquired company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, general economic and other factors beyond the acquired company’s control, and other risks and uncertainties described from time to time in Ennis’ periodic filings with United States securities authorities, as applicable.

For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael D. Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com